Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Rick Carlson, Chief Executive Officer

Dick Thon, Chief Financial Officer

(952) 476-9093

ProUroCare Medical Announces Effectiveness of Reverse Stock Split, New Trading Symbol, Private Placement Closing

MINNEAPOLIS — FEBRUARY 14, 2008 — PROUROCARE MEDICAL INC. (OTCBB:PUMD), announced today that its previously announced one-for-ten reverse stock split was declared effective as of the opening of the market.  Concurrent with the effectiveness of the stock split, NASDAQ has assigned ProUroCare’s common stock a new trading symbol, “PUMD.”

The Company also announced that on February 13, 2008 it closed a private placement of $150,000 of units consisting of unsecured, subordinated, convertible promissory notes (the “Notes”) and common stock purchase warrants (the “Warrants”).  The net proceeds will be used to pay certain existing obligations and for general corporate purposes.  Combined with its December 27, 2007 and January 4, 2008 private placement closings, the Company has sold a total of $1,280,000 of investment units to date, and has converted an additional $150,000 of debt into investment units.

At the closing, the Company issued $142,500 in principal amount of Notes, and Warrants to purchase 30,000 shares (post-split) of common stock.  The Notes bear interest at 10% per year, mature on August 13, 2009, and will convert into the type of equity securities offered by the Company in any underwritten public offering prior to maturity at 70% of the public offering price.  The Warrants will become exercisable upon the earlier of the closing of a public offering or the maturity date of the Notes, and will remain exercisable until December 31, 2012.  The exercise price will be 50% of the public offering price, or in the event a public offering is not completed before the maturity date, at 50% of the closing price of the Company’s common stock on the maturity date.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative mechanical imaging technology applications to improve detection and active surveillance of prostate disease.

Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products, the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-KSB and Form 10-QSB. ProUroCare undertakes no duty to update any of these forward-looking statements.